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EXHIBIT 23.2

Consent of Independent Auditors

The Board of Directors
Star Buffet, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-46939 and 333-50767) on Form S-8 of Star Buffet, Inc. of our report dated April 5, 2002 except Note 2 of the financial statements for which the date is April 18, 2002 and except for Note 15 for which the date is April 29, 2002, relating to the consolidated balance sheets of Star Buffet, Inc. and subsidiaries as of January 28, 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for the 52-week period ended January 28, 2002, which report appears in the January 28, 2002, annual report on Form 10-K of Star Buffet, Inc.

/s/ Grant Thornton LLP

Salt Lake City, Utah
April 5, 2002

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Consent of Independent Auditors